EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The 1165(e) Retirement Plan Committee
Oriental Bank & Trust Cash or Deferred
     Arrangement Profit Sharing Plan:
We consent to the incorporation by reference in the registration statements (No. 333-102696, No. 333-57052, and No. 333-84473) on Form S-8 of Oriental Financial Group Inc. of our report dated July 15, 2008, with respect to the statements of net assets available for benefits of Oriental Bank & Trust Cash or Deferred Arrangement Profit Sharing Plan as of December 31, 2007 and 2006, the related statement of changes in net assets available for benefits for the year ended December 31, 2007, the supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) at December 31, 2007, and Schedule H, Line 4j — Schedule of Reportable Transactions for the year ended December 31, 2007 which report appears in the December 31, 2007 annual report on Form 11-K of Oriental Financial Group Inc.
Our report dated July 15, 2008 contains an explanatory paragraph that states that the supplementary information included in Schedule H, Line 4i — Schedule of Assets (Held at End of Year) and Schedule H, Line 4j — Schedule of Reportable Transactions does not disclose the historical cost of nonparticipant-directed plan assets. Disclosure of this information is required by the Department of Labor’s Rules and Regulations for the Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.
/s/ KPMG LLP
San Juan, Puerto Rico
July 15, 2008
Stamp No. 2314390
affixed to original.

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